Exhibit 99.1

Chiasma Announces Hiring of John Doyle as Chief Financial Officer

Appointment provides extensive commercial-stage public company financial leadership experience

Needham, MA – January 19, 2021 – Chiasma, Inc. (NASDAQ: CHMA), a commercial-stage biopharmaceutical company utilizing its delivery platform technology to develop and commercialize oral therapies to improve the lives of patients with rare diseases currently treated with burdensome and painful injections, as evidenced by its recent phased launch of MYCAPSSA® as the first oral therapy for the treatment of acromegaly, today announced the hiring of John Doyle as its new Chief Financial Officer, effective today. As previously reported, Mark Fitzpatrick, Chiasma’s current President and Principal Financial Officer, will remain with the company in a consulting role through June 30, 2021 to help facilitate a transition of responsibilities to Mr. Doyle. Prior to joining Chiasma, Mr. Doyle served as Vice President of Finance and Investor Relations at Verastem, Inc.

“It is my pleasure to welcome John to Chiasma, and I believe he will make an immediate impact as we continue to execute on our U.S. commercial launch of MYCAPSSA,” stated Raj Kannan, chief executive officer of Chiasma. “John brings an established track record of leadership and success, and I look forward to working with him in realizing the full potential of Chiasma.”

“I would also like to thank Mark Fitzpatrick for his dedicated service to Chiasma since joining the company in 2015. Mark has served in a variety of leadership roles, including as Chief Executive Officer, and his many significant contributions have enabled our potential future success. On behalf of the entire Chiasma team, I wish Mark the very best in his future endeavors,” Mr. Kannan added.

“I was attracted to Chiasma because of the company’s unwavering commitment to bring MYCAPSSA to patients in the U.S. and globally, potentially improving the lives of patients suffering from acromegaly,” stated Mr. Doyle. “As an early commercial-stage company, I cannot think of a more exciting time to join the Chiasma team, and I look forward to contributing to the company’s commercial and financial goals.”

Mr. Doyle joins Chiasma from Verastem, Inc., a publicly traded biopharmaceutical company, where he most recently served as Vice President of Finance and Investor Relations. Prior to joining Verastem in February 2018, he served as Head of Financial Planning & Analysis at SimpliVity Corp., a software company that was acquired by Hewlett Packard Enterprises in February 2017. Before that, Mr. Doyle was Director of Business Unit Financial Planning & Analysis, Early Phase Division, at PAREXEL, a publicly traded pharmaceutical contract research organization. Earlier in his career, he served in increasingly senior financial planning and analysis roles at Hologic, Inc., a publicly traded provider of medical diagnostic, surgical and imaging products. Mr. Doyle holds a B.S. in finance from the University of Massachusetts.

About MYCAPSSA

INDICATION AND IMPORTANT SAFETY INFORMATION

INDICATION AND USAGE

MYCAPSSA (octreotide) delayed-release capsules, for oral use, is a somatostatin analog indicated for long-term maintenance treatment in acromegaly patients who have responded to and tolerated treatment with octreotide or lanreotide.

CONTRAINDICATIONS

Hypersensitivity to octreotide or any of the components of MYCAPSSA. Anaphylactoid reactions, including anaphylactic shock, have been reported in patients receiving octreotide.

IMPORTANT SAFETY INFORMATION

Warnings and Precautions

MYCAPSSA can cause problems with the gallbladder. Monitor patients periodically. Discontinue if complications of cholelithiasis are suspected.

Blood sugar, thyroid levels, and vitamin B12 levels should be monitored and treated accordingly.

Bradycardia, arrhythmia, or conduction abnormalities may occur. Treatment with drugs that have bradycardia effects may need to be adjusted.

ADVERSE REACTIONS

The most common adverse reactions (incidence >10%) are nausea, diarrhea, headache, arthralgia, asthenia, hyperhidrosis, peripheral swelling, blood glucose increased, vomiting, abdominal discomfort, dyspepsia, sinusitis, and osteoarthritis.

DRUG INTERACTIONS

The following drugs require monitoring and possible dose adjustment when used with MYCAPSSA: cyclosporine, insulin, antidiabetic drugs, calcium channel blockers, beta blockers, lisinopril, digoxin, bromocriptine, and drugs mainly metabolized by CYP3A4. Counsel women to use an alternative non-hormonal method of contraception or a back-up method when MYCAPSSA is used with combined oral contraceptives.

Patients taking proton pump inhibitors, H2-receptor antagonists, or antacids concomitantly with MYCAPSSA may require increased dosages of MYCAPSSA.

PREGNANCY

Advise premenopausal females of the potential for an unintended pregnancy.

To report SUSPECTED ADVERSE REACTIONS, contact the product information department at 1-844-312-2462 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch

The full Prescribing Information for MYCAPSSA is available at www.MYCAPSSA.com.

About Acromegaly

Acromegaly typically develops when a benign tumor of the pituitary gland produces too much growth hormone, ultimately leading to significant health problems. Common features of acromegaly are facial changes, intense headaches, joint pain, impaired vision and enlargement of the hands, feet, tongue and internal organs. Serious health conditions associated with the progression of acromegaly include type 2 diabetes, hypertension, respiratory disorders and cardiac and cerebrovascular disease. Chiasma estimates that approximately 8,000 adult acromegaly patients are chronically treated with somatostatin analog injections in the United States.

About Chiasma

Chiasma is a commercial-stage biopharmaceutical company focused on developing and commercializing oral therapies to improve the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. In June 2020, Chiasma received FDA approval of MYCAPSSA for long-term maintenance therapy in acromegaly patients who have responded to and tolerated treatment with octreotide or lanreotide. MYCAPSSA, the first and only oral somatostatin analog approved by the FDA, is available for commercial sale. Chiasma is headquartered in Needham, MA with a wholly owned subsidiary in Israel. MYCAPSSA, TPE and CHIASMA are registered trademarks of Chiasma. For more information, please visit the company’s website at www.chiasma.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the potential commercial success of MYCAPSSA. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond the company’s control, that may cause actual events or results to differ materially from the company’s current expectations. Management’s expectations and, therefore, any forward-looking statements in this press release could be affected by risks and uncertainties. For a discussion of these risks and uncertainties, and other important factors, any of which could cause the company’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations and Corporate Communications:

Ashley Robinson

LifeSci Advisors, LLC

617-430-7577

arr@lifesciadvisors.com

Media Relations:

Patrick Bursey

LifeSci Communications

646-876-4932

pbursey@lifescicomms.com